Exhibit 99.3

News Release
FOR IMMEDIATE RELEASE
APRIL 1, 2013

CHESAPEAKE ENERGY CORPORATION ANNOUNCES EARLY TENDER RESULTS
AND EARLY SETTLEMENT FOR ITS CASH TENDER OFFERS

OKLAHOMA CITY, OKLAHOMA, April 1, 2013 – Chesapeake Energy Corporation (NYSE:CHK) today announced the early tender results for its previously announced cash tender offers (collectively the “Tender Offers” and each a “Tender Offer”) for any and all of its 7.625% Senior Notes due 2013 (the “2013 Notes”) and its 6.875% Senior Notes due 2018 (the “2018 Notes” and, together with the 2013 Notes, the “Notes”).

Chesapeake also announced today that it had completed an offering of $2.3 billion of its senior notes, which was a condition to its obligation to accept for purchase and to pay for any Notes in a Tender Offer. Subject to the terms and conditions set forth in the Offer to Purchase, Chesapeake today accepted for purchase all Notes validly tendered in the Tender Offers as of 5:00 p.m., New York City time, on March 28, 2013 (such date and time, the "Early Tender Date").

The Tender Offers are being made pursuant to an Offer to Purchase and a related Letter of Transmittal, each dated March 18, 2013, which set forth a more detailed description of the terms and conditions of each Tender Offer.

Notes	CUSIP/ISIN Numbers	Principal Amount Outstanding	Early Tender Results
7.625% Senior Notes due 2013	165167BY2/ US165167BY25	$464,110,000	$216,187,000
6.875% Senior Notes due 2018	165167CE5/ US165167CE51	$473,668,000	$376,595,000

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The column in the table above entitled “Early Tender Results” shows the aggregate principal amount of each series of Notes that was validly tendered in the Tender Offers as of the Early Tender Date. Holders of Notes that were validly tendered at or prior to the Early Tender Date received the applicable Total Consideration, as set forth in the Offer to Purchase, which included the Early Tender Premium of $30.00 per $1,000 in principal amount of Notes. The Total Consideration with respect to each series of Notes has not been changed.

Each Tender Offer is scheduled to expire at 11:59 p.m., New York City time, on April 12, 2013 unless it is extended or earlier terminated (such date and time as it may be extended with respect to a Tender Offer, the “Expiration Date”). Holders who have not already tendered Notes may continue to do so at any time prior to the applicable Expiration Date. Such holders will receive in cash, for each $1,000 in principal amount of Notes tendered, the applicable Purchase Price set forth in the Offer to Purchase, which does not include the Early Tender Premium. The Purchase Price with respect to each series of Notes has not been changed. Tendered Notes may no longer be withdrawn, except to the extent that Chesapeake is required by law to provide additional withdrawal rights.

In addition to the applicable Purchase Price or the applicable Total Consideration, as the case may be, holders of Notes of a series accepted for purchase will also receive accrued and unpaid interest on those Notes from the last interest payment date for such Notes to, but not including, the applicable settlement date for such series of Notes.

Settlement of Notes that are validly tendered and accepted for purchase after the Early Tender Date but before the applicable Expiration Date will promptly follow the applicable Expiration Date. Chesapeake currently anticipates that each such settlement date will occur on or about April 15, 2013 (such date being subject to change without prior notice).

Chesapeake has retained Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC as the dealer managers for the Tender Offers. D.F. King & Co., Inc. has been retained as the tender agent and information agent for the Tender Offers. For additional information regarding the terms of the Tender Offers, please contact: Credit Suisse Securities (USA) LLC at (800) 820-1653 (U.S. toll free) or (212) 538-2147 (collect) or Morgan Stanley & Co.

CHESAPEAKE CONTACTS:		MEDIA CONTACTS:		CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	Gary T. Clark, CFA	Michael Kehs	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-6741	(405) 935-2560	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	gary.clark@chk.com	michael.kehs@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154

LLC at (800) 624-1808 (U.S. toll free) or (212) 761-1057 (collect). Requests for documents and questions regarding the tender of Notes may be directed to D.F. King & Co, Inc. at the address, telephone numbers and email address set forth below.

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Attention: Elton Bagley

Banks and brokers call collect: (212) 269-5550
All others call toll-free: (800) 697-6975

Email: chk@dfking.com

None of Chesapeake, its board of directors, the dealer managers or the tender agent and information agent makes any recommendation that you tender or refrain from tendering all or any portion of the principal amount of your Notes, and no one has been authorized by any of them to make such a recommendation.

This announcement does not constitute an offer to purchase or a solicitation of an offer to sell any securities. The Tender Offers are being made solely by means of the Offer to Purchase and the related Letter of Transmittal. In any jurisdiction where the laws require a tender offer to be made by a licensed broker or dealer, the Tender Offers will be deemed to be made on behalf of Chesapeake by the dealer managers or one or more registered brokers or dealers under the laws of such jurisdiction.

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas, a top 11 producer of oil and natural gas liquids and the most active driller of new wells in the U.S. Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S. Chesapeake owns leading positions in the Eagle Ford, Utica, Granite Wash, Cleveland, Tonkawa, Mississippi Lime and Niobrara unconventional liquids plays and in the Marcellus, Haynesville/Bossier and Barnett unconventional natural gas shale plays. The company also owns substantial marketing and oilfield services businesses through its subsidiaries Chesapeake Energy Marketing, Inc. and Chesapeake Oilfield Operating, L.L.C. Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

This news release includes "forward-looking statements," including the expected consummation of the Tender Offers, that give Chesapeake's current expectations or forecasts of future events. Although we believe the expectations and forecasts reflected in our forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate or changed assumptions or by known or unknown risks and uncertainties (including those stated in Chesapeake’s Annual Report on Form 10-K for the year ended December 31, 2012), and actual results may differ from the expectation expressed. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information.